Exhibit 99(a)(1)(E)
GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
     Guidelines for Determining the Proper Identification Number to Give the Paying Agent.— Social security numbers have nine digits separated by two hyphens, i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen, i.e., 00-0000000. The table below will help determine the number to give the Paying Agent.

		Give the SOCIAL SECURITY			Give the name and EMPLOYER
For this type of account:		number of:	For this type of account:		IDENTIFICATION number of:
1.	An individual’s account	The individual	6.	Sole proprietorship or single- owner LLC account	The owner (3)

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.) (4)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8.	Corporate account or account for LLC electing corporate status on Form 8832	The corporation

4.	a. A revocable savings trust account (in which grantor is also trustee)

	b. Any “trust” account that is not a legal or valid trust under State law	The grantor trustee (1) The actual owner (1)	9.	Religious, charitable or educational organization account	The organization

5.	Sole proprietorship or single-owner LLC account	The owner (3)	10.	Partnership or multi-member LLC account held in the name of the business	The partnership

			11.	Association, club, or other tax-exempt organization	The organization

			12.	A broker or registered nominee	The broker or nominee

			13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)	You must show your individual name, but you may also enter your business or “doing business as” name on the second name line. You may use either your Employer Identification Number or your Social Security Number.

(4)	List first and circle the name of the legal trust, estate, or pension trust.
Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER OF SUBSTITUTE FORM W-9

Obtaining a Number
     If you don’t have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for resident individuals), Form SS-4, Application for Employer Identification Number (for businesses and all other entities), or Form W-7 for Individual Taxpayer Identification Number (for alien individuals required to file U.S. tax returns), at the local office of the Social Security Administration (in the case of Form SS-5) or the Internal Revenue Service and apply for a number.
To complete Substitute Form W-9 if you do not have a taxpayer identification number, write “Applied For” in the space for the taxpayer identification number in Part I, sign and date the Form, and give it to the requester. Generally, you will then have 60 days to obtain a taxpayer identification number and furnish it to the requester. If the requester does not receive your taxpayer identification number within 60 days, backup withholding, if applicable, will begin and will continue until you furnish your taxpayer identification number to the requester.
Payees Exempt from Backup Withholding
     Unless otherwise noted herein, all references below to section numbers or to regulations are references to the Internal Revenue Code and the regulations promulgated thereunder.
Payees specifically exempted from backup withholding include the following:
1.	A corporation.

2.	A financial institution.

3.	An organization exempt from tax under Section 501(a), or an individual retirement account or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

4.	The United States or any agency or instrumentality thereof.

5.	A state, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.

6.	A foreign government or a political subdivision thereof, or any agency or instrumentality thereof.

7.	An international organization or any agency or instrumentality thereof.

8.	A registered dealer in securities or commodities registered in the United States or a possession of the United States.

9.	A real estate investment trust.

10.	A common trust fund operated by a bank under Section 584(a).

11.	An entity registered at all times during the tax year under the Investment Company Act of 1940.

12.	A foreign central bank of issue.

13.	A future commission merchant registered with the Commodities Futures Trading Commission.

14.	A middleman known in the investment community as a nominee or custodian.

15.	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees described above should file a Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYING AGENT. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYING AGENT.
Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041, 6041A(a), 6045, and 6050A.
Privacy Act Notices—Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to the Paying Agent who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The Paying Agent must be given the numbers whether or not recipients are required to file tax returns. The Paying Agent must generally withhold (currently at a rate of 28%) from taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to the Paying Agent. Certain penalties may also apply.
Penalties
(1)	Penalty for Failure to Furnish Taxpayer Identification Number—If you fail to furnish your taxpayer identification number to the Paying Agent, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Statements With Respect to Withholding—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information—If you falsify certifications or affirmations, you are subject to criminal penalties including fines and/or imprisonment.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.